EXHIBIT 99.A

News
For Immediate Release

EL PASO MERCHANT ENERGY ANNOUNCES SALE OF 25 DOMESTIC POWER PLANTS

HOUSTON, TEXAS, JANUARY 16, 2004-El Paso Merchant Energy, a business unit of El Paso Corporation (NYSE:EP), today announced that it has agreed to sell 25 domestic power generation facilities to Northern Star Generation LLC, a wholly-owned subsidiary of AIG Highstar Generation LLC, for approximately $746 million plus the assumption of approximately $174 million of consolidated non-recourse debt, as of December 31, 2003. Northern Star Generation LLC and AIG Highstar Generation LLC are units of AIG Global Investment Group (AIGGIG).

AIGGIG is acquiring these assets on behalf of its private equity funds, affiliated companies, and third party clients. AIG Financial Products Corp. (AIGFP) is providing the acquisition financing. AIGGIG comprises a group of international investment adviser companies which provide advice, investment products and asset management services to clients around the world.

These power generation facilities are located in seven states across the country with a net generation capacity of approximately 1,850 megawatts.

AIGGIG Chairman and CEO, Win Neuger, commented that "we are excited about acquiring these assets as they comprise stable long term cash flows principally with investment grade rated utilities. In addition, AIGFP provides us with proprietary monetization capabilities for these assets to realize attractive upside."

"We are very pleased with this transaction, which is a major step in the execution of our long-range plan," said Doug Foshee, president and chief executive officer of El Paso. "So far we have announced or closed $2.3 billion of the $3.6 billion to $3.9 billion targeted under the plan, and we expect additional progress in the first quarter."

This transaction represents a significant portion of El Paso's domestic power portfolio, and the transaction is expected to close during the second quarter of 2004. The sale is subject to customary conditions, including the receipt of Hart Scott Rodino approval and other regulatory approvals. The proceeds from the sale will be used for debt repayment and general corporate purposes.

Lehman Brothers advised the buyer, while Banc of America Securities LLC served as El Paso's advisor.

An asset sales tracking report is now available on the company's website, at www.elpaso.com under the investor relations resources section.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain assets; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; changes in reserves estimates based upon internal and third party reserve analyses; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates especially due to the instability in Brazil and economic conditions in Mexico; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341